Exhibit 99.1

FOR IMMEDIATE RELEASE		October 31, 2013
Media Contact: Analyst Contact:	Alan Bunnell, (602) 250-3376 Paul Mountain, (602) 250-4952
Website:	pinnaclewest.com

PINNACLE WEST REPORTS THIRD-QUARTER EARNINGS

•                  APS customer base grows 1.3 percent reflecting steady economic recovery

•                  Retail sales decrease quarter over quarter as a result of customer conservation and energy efficiency

•                  Company remains focused on building a sustainable energy future for Arizona

•                  Company affirms 2013 guidance, introduces 2014 guidance

PHOENIX — Pinnacle West Capital Corp. (NYSE: PNW) today reported consolidated net income attributable to common shareholders for the 2013 third quarter of $226.2 million, or $2.04 per diluted share. This result compares with net income of $244.8 million, or $2.21 per share, for the same period a year ago.

“Our performance in the third quarter was solid, even with weather that, for the second year in a row, was less favorable than normal conditions,” said Pinnacle West Chairman, President and Chief Executive Officer Don Brandt. “By focusing on operational excellence, our employees continued to deliver value to our customers and shareholders by providing top-tier customer service with fewer outages, and by ensuring our generation fleet operated reliably during Arizona’s hot summer months.”

Looking to the immediate future, Brandt said the Company remains focused on building a strong, sustainable energy future for Arizona that includes executing on several key initiatives during the balance of 2013. Top among these priorities include completing the acquisition of Southern California Edison’s interest in Units 4 and 5 of the Four Corners Power Plant, continuing to grow the Company’s renewable energy program, and achieving a fair solution to Arizona’s net metering policy for rooftop solar.

Comparison of 2013 third-quarter financial results to the 2012 period was negatively affected by the following factors:

•                  A decrease in retail electricity sales — excluding the effects of weather variations — reduced results by $0.09 per share compared to the prior year. Total weather-normalized retail electricity sales were 1.3 percent lower in the 2013 third quarter compared to the same period in 2012. The drop in consumption reflects the effects of energy efficiency, customer conservation and distributed generation. APS’s customer base, however, grew 1.3 percent over the same timeframe, reflecting a steady improvement in Arizona’s economic conditions.

•                  Higher infrastructure-related costs decreased earnings by $0.07 per share, primarily consisting of increased depreciation and amortization for additional plant in service partially related to the company’s AZ Sun program, as well as higher property taxes.

•                  Increased operations and maintenance expenses impacted earnings by $0.04 per share compared with the prior-year period. In part, the expense increase included communication costs associated with net metering and deregulation, partially offset by lower fossil generation costs as a result of less planned maintenance being completed in the current-year quarter than in the same quarter a year ago.

The O&M variance excludes costs associated with renewable energy, demand side management and similar regulatory programs, which are largely offset by comparable amounts of operating revenues.

These factors were partially offset by the following positive items:

•                  The effects of weather variations improved the Company’s earnings by $0.02 per share. Although weather in the 2013 and 2012 third quarters were less favorable than normal conditions, this year’s quarter was slightly warmer than last year. The average high temperature in the 2013 third quarter was 103.5 degrees, while the average high temperature in the same period a year ago was 103.2 degrees. As a result, residential cooling degree-days (a proxy for the effects of weather) were 4 percent higher than last year’s third quarter, but still 3 percent below normal.

•                  The net effect of other miscellaneous factors, including lower income taxes, positively impacted results by $0.01 per share.

Arizona Public Service Co., the Company’s principal subsidiary, reported 2013 third-quarter net income attributable to common shareholder of $235.0 million versus earnings of $247.8 million for the comparable 2012 quarter.

2013 and 2014 Financial Outlook

Pinnacle West continues to expect its 2013 consolidated on-going earnings will be in the range of $3.55 to $3.70 per diluted share. Key factors and assumptions underlying the outlook remain unchanged, with the exception of weather assumptions, which have been updated to reflect actual weather through the 2013 third quarter and normal weather patterns for remainder of the year.

For 2014, the Company estimates its on-going consolidated earnings will be within a comparable range of $3.60 to $3.75 per diluted share. Longer-term, the Company’s goal is to achieve a consolidated earned return on average common equity of at least 9.5 percent annually through 2015.

Key factors and assumptions underlying both the 2013 and 2014 outlooks can be found in the third-quarter 2013 earnings presentation slides on the Company’s website at pinnaclewest.com/investors.

Conference Call and Web Cast

Pinnacle West invites interested parties to listen to the live webcast of management’s conference call to discuss the Company’s 2013 third-quarter results, as well as recent developments, at 12 noon ET (9 a.m. AZ time) today, October 31. The webcast can be accessed at pinnaclewest.com/presentations and will be available for replay on the website for 30 days. To access the live conference call by telephone, dial (877) 407-8035 or (201) 689-8035 for international callers. A replay of the call also will be available until 11:59 p.m. (ET), Thursday, November 7, 2013, by calling (877) 660-6853 in the U.S. and Canada or (201) 612-7415 internationally and entering conference ID number 100490.

General Information

Pinnacle West Capital, an energy holding company based in Phoenix, has consolidated assets of nearly $14 billion, more than 6,300 megawatts of generating capacity and about 6,600 employees in Arizona and New Mexico. Through its principal subsidiary, Arizona Public Service, the Company provides retail electricity service to more than 1.1 million Arizona homes and businesses. For more information about Pinnacle West, visit the Company’s website at pinnaclewest.com.

Dollar amounts in this news release are after income taxes. Earnings per share amounts are based on average diluted common shares outstanding. For more information on Pinnacle West’s operating statistics and earnings, please visit pinnaclewest.com/investors.

NON-GAAP FINANCIAL INFORMATION

In this press release, we refer to “on-going earnings.” On-going earnings is a “non-GAAP financial measure,” as defined in accordance with SEC rules. We believe on-going earnings provide investors with a useful indicator of our results that is comparable among periods because it excludes the effects of unusual items that may occur on an irregular basis. Investors should note that these non-GAAP financial measures involve judgments by management, including whether an item is classified as an unusual item. We use on-going earnings, or similar concepts, to measure our performance internally in reports for management.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements based on our current expectations, including statements regarding our earnings guidance and financial outlook and goals. These forward-looking statements are often identified by words such as “estimate,” “predict,” “may,” “believe,” “plan,” “expect,” “require,” “intend,” “assume” and similar words. Because actual results may differ materially from expectations, we caution readers not to place undue reliance on these statements.  A number of factors could cause future results to differ materially from historical results, or from outcomes currently expected or sought by Pinnacle West or APS.  These factors include, but are not limited to:

•                  our ability to manage capital expenditures and operations and maintenance costs while maintaining reliability and customer service levels;

•                  variations in demand for electricity, including those due to weather, the general economy, customer and sales growth (or decline), and the effects of energy conservation measures and distributed generation;

•                  power plant and transmission system performance and outages;

•                  volatile fuel and purchased power costs;

•                  fuel and water supply availability;

•                  our ability to achieve timely and adequate rate recovery of our costs, including returns on debt and equity capital;

•                  regulatory and judicial decisions, developments and proceedings;

•                  new legislation or regulation including those relating to environmental requirements, nuclear plant operations and potential deregulation of retail electric markets;

•                  our ability to meet renewable energy and energy efficiency mandates and recover related costs;

•                  risks inherent in the operation of nuclear facilities, including spent fuel disposal uncertainty;

•                  competition in retail and wholesale power markets;

•                  the duration and severity of the economic decline in Arizona and current real estate market conditions;

•                  the cost of debt and equity capital and the ability to access capital markets when required;

•                  changes to our credit ratings;

•                  the investment performance of the assets of our nuclear decommissioning trust, pension, and other postretirement benefit plans and the resulting impact on future funding requirements;

•                  the liquidity of wholesale power markets and the use of derivative contracts in our business;

•                  potential shortfalls in insurance coverage;

•                  new accounting requirements or new interpretations of existing requirements;

•                  generation, transmission and distribution facility and system conditions and operating costs;

•                  the ability to meet the anticipated future need for additional baseload generation and associated transmission facilities in our region;

•                  the willingness or ability of our counterparties, power plant participants and power plant land owners to meet contractual or other obligations or extend the rights for continued power plant operations;

•                  technological developments affecting the electric industry; and

•                  restrictions on dividends or other provisions in our credit agreements and Arizona Corporation Commission orders.

These and other factors are discussed in Risk Factors described in Part 1, Item 1A of the Pinnacle West/APS Annual Report on Form 10-K for the fiscal year ended December 31, 2012, which readers should review carefully before placing any reliance on our financial statements or disclosures. Neither Pinnacle West nor APS assumes any obligation to update these statements, even if our internal estimates change, except as required by law.

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PINNACLE WEST CAPITAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

(dollars and shares in thousands, except per share amounts)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	SEPTEMBER 30,		SEPTEMBER 30,
	2013	2012	2013	2012

Operating Revenues	$1,152,392	$1,109,475	$2,754,866	$2,608,682

Operating Expenses
Fuel and purchased power	350,953	302,894	859,216	783,926
Operations and maintenance	233,323	220,729	685,873	647,628
Depreciation and amortization	107,388	100,353	317,410	301,068
Taxes other than income taxes	43,256	36,507	124,091	120,271
Other expenses	1,784	1,022	5,853	5,323
Total	736,704	661,505	1,992,443	1,858,216

Operating Income	415,688	447,970	762,423	750,466

Other Income (Deductions)
Allowance for equity funds used during construction	5,569	5,708	18,698	15,639
Other income	160	420	1,387	1,357
Other expense	(7,435)	(5,696)	(13,421)	(12,433)
Total	(1,706)	432	6,664	4,563

Interest Expense
Interest charges	50,587	52,242	151,372	162,209
Allowance for borrowed funds used during construction	(3,235)	(3,830)	(10,861)	(10,428)
Total	47,352	48,412	140,511	151,781

Income From Continuing Operations Before Income Taxes	366,630	399,990	628,576	603,248

Income Taxes	131,912	147,116	221,424	219,160

Income From Continuing Operations	234,718	252,874	407,152	384,088

Loss From Discontinued Operations
Net of Income Taxes	—	(11)	—	(1,595)

Net Income	234,718	252,863	407,152	382,493

Less: Net income attributable to noncontrolling interests	8,555	8,040	25,338	23,582

Net Income Attributable To Common Shareholders	$226,163	$244,823	$381,814	$358,911

Weighted-Average Common Shares Outstanding - Basic	110,009	109,555	109,935	109,449

Weighted-Average Common Shares Outstanding - Diluted	111,053	110,655	110,913	110,420

Earnings Per Weighted-Average Common Share Outstanding
Income from continuing operations attributable to common shareholders - basic	$2.06	$2.23	$3.47	$3.29
Net income attributable to common shareholders - basic	$2.06	$2.23	$3.47	$3.28
Income from continuing operations attributable to common shareholders - diluted	$2.04	$2.21	$3.44	$3.26
Net income attributable to common shareholders - diluted	$2.04	$2.21	$3.44	$3.25

Amounts Attributable To Common Shareholders
Income from continuing operations, net of tax	$226,163	$244,834	$381,814	$360,515
Discontinued operations, net of tax	—	(11)	—	(1,604)
Net income attributable to common shareholders	$226,163	$244,823	$381,814	$358,911